EXHIBIT 99.1
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                               PRESS RELEASE

Capital City Bank Group, Inc. Completes Merger With Farmers and Merchants Bank of Dublin, Georgia

TALLAHASSEE, Fla., Oct. 15 /PRNewswire-FirstCall/ -- Capital City Bank Group, Inc. (Nasdaq: CCBG) announced today the completion of its merger with Farmers and Merchants Bank of Dublin, Georgia, a $411 million asset financial institution with three offices in Laurens County.

The completion of this merger expands the Capital City Bank footprint in Georgia to 13 offices and approximately $498 million in deposits. The merger is part of Capital City's long-term expansion strategy of acquiring banks, which are $100 million to $400 million in asset size, located on the outskirts of major metropolitan areas in Florida, Georgia and Alabama.

Capital City Bank Group President and Chief Executive Officer, William G. Smith, Jr., said, "The merger of Farmers and Merchants Bank in Dublin, Georgia, is a great example of our commitment to the communities we serve. For more than 110 years, we have built this company with a strong emphasis on small towns. Farmers and Merchants Bank is a great institution built with strong leadership, and I am confident Capital City will strengthen an already unprecedented commitment to the Dublin community."

With the completion of the merger, McGrath Keen, Jr., joins the Capital City Bank Group Board. "McGrath has been an asset to Laurens County for years, and we look forward to his continued leadership," Smith said. "He will be an integral part of the Bank, and I know his vision will help us tremendously as we continue to grow in the Georgia market."

Farmers and Merchants has enjoyed a strong presence in Laurens County for more than nine decades. Wallace Miller, who also joins the Capital City team as Community President for Capital City Bank in Dublin, remains committed to upholding the level of service their clients have come to expect. Miller said, "Clients trust our associates to guide them in the right direction when it comes to making financial decisions. Our seasoned professionals will continue to provide a high level of expertise, while offering our clients the additional benefits of new products and services."

About Capital City Bank Group, Inc.

Capital City Bank Group, Inc. is a $2.4 billion financial services company headquartered in Tallahassee, Florida, providing traditional deposit and credit services, asset management, trust, mortgage banking, bank cards, data processing, and securities brokerage services. Founded in 1895, Capital City Bank has 60 banking offices, five mortgage lending offices, 77 ATMs, and 11 Bank 'N Shop locations in Florida, Georgia and Alabama. For more information about Capital City Bank Group , visit us on the Web at http://www.ccbg.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995

The matters discussed in this press release, that are not historical facts, contain forward-looking information with respect to strategic initiatives. Such forward-looking statements are based on current plans and expectations which are subject to a number of uncertainties and risks that have been described in Capital City Bank Group's annual report on Form 10-K for the fiscal year ended December 31, 2003, and the Company's other filings with the Securities and Exchange Commission. These uncertainties and risks could cause future results to differ materially from those anticipated by such statements.